For period ending November 30, 2001		  Exhibit 77C

File number 811-4040



         At a Special Meeting of Shareholders convened on November 8, 2001, the shareholders of the Registrant approved an Agreement and Plan of Reorganization between Brinson Managed Investments Trust, on behalf of PaineWebber High Income Fund and the Brinson Funds, on behalf of High Yield Fund. The Registrant's shares were voted as follows with respect to the transaction 18,195,417 shares were voted "for", 679,474 shares were voted "against"; and 707,695 shares were voted "abstain". The transaction was consummated on November 23, 2001. Further information regarding the circumstances and details of the transaction is incorporated herein in response to this sub-item by reference to the definitive Combined Proxy Statement and Prospectus of the PaineWebber High Income Fund (a series of PaineWebber Managed Investments Trust) and the High Yield Fund (a series of Brinson Funds) dated October 8, 2001, filed with the SEC on August 29, 2001 (Accession Number 0000912057-01-530765; SEC File No.333-68628.)






PaineWebber High Income
Final N-SAR